Exhibit 10.1
SHARE PURCHASE AGREEMENT
Crystal Park
61, rue de Villiers
92208Neuilly sur Seine Cedex
France
Tél. : 33 1 56 57 56 57
Fax : 33 1 56 57 56 58

DATE : 16 JULY 2009
(1)	FAYAT

(2)	FEDERAL SIGNAL OF EUROPE B.V.

(3)	FEDERAL SIGNAL CORPORATION

SHARE PURCHASE AGREEMENT

Crystal Park
61, rue de Villiers
92208Neuilly sur Seine Cedex
France
Tél. : +33 1 56 57 56 57
Fax : +33 1 56 57 56 58

1.	Parties

This share purchase agreement (the “Agreement”) is made on 16 July 2009 by and between:

FAYAT, a corporation (“société anonyme”) organized and existing under the laws of France, having its registered office located at 137 rue du Palais Gallien, 33000 Bordeaux, registered with the Trade and Companies Register of Bordeaux under number 595 750 589, duly represented by Mr Jean-Claude Fayat ,

Which may be substituted by any other company within the Fayat Group under the condition that Fayat remains guarantor after substitution.

Hereinafter referred to as “FAYAT” or “Purchaser”,

FEDERAL SIGNAL OF EUROPE B.V., a limited liability company (“Besloten Vennootschap”) organized and existing under the laws of the Netherlands, having its registered office located at Otterkoog 1, 1822BW Alkmaar, the Netherlands, registered with the Chamber of Commerce Noordwest-Holland under number 37061467, duly represented by William H. Osborne duly empowered thereto by Karel Goedkoop or Jennifer Lynn Sherman,

Hereinafter referred to as “FSE” or “Seller”,

FEDERAL SIGNAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, United States of America, having its headquarters office located at 1415 W. 22nd Street, Suite 1100, Oak Brook, IL 60523, USA, registered with the Secretary of State of the State of Delaware under number 0701203, duly represented by William H Osborne duly empowered thereto,

Hereinafter referred to as “FSC” or “Parent”, ultimate Seller’s parent, listed company, acting jointly and severally with FSE,

FAYAT, Seller and Parent being hereinafter referred to collectively as the “Parties” or individually as a “Party”, as the case may be.
2.	Background

WHEREAS on the date hereof, the Seller owns 612 shares, fully paid up, with a par value of NLG € 500 each which normal value is currently stated as EUR 226,89 (the “Shares”) representing 100% of the issued share capital of RAVO HOLDING B.V., a limited liability company (“Besloten Vennootschap”) organized and existing under the laws of the Netherlands, having its registered office located at Otterkoog 1, 1822BW Alkmaar, the Netherlands, registered with the Chamber of Commerce Zuidwest-Holland under number 37031884 (hereinafter referred to as “RAVO HOLDING” or the “Company”).

WHEREAS the Company owns:
(i)
all the shares representing 100% of the issued share capital of RAVO B.V., a limited liability company (“Besloten Vennootschap”) organized and existing under the laws of the Netherlands, having its registered office located at Otterkoog 1, 1822 BW in the Netherlands, registered with the Chamber of Commerce under number 37045872 (hereinafter referred to as “RAVO”).

(ii)
all the shares representing 100% of the issued share capital of RAVO ITALIA SRL., a limited liability company (“Società a Responsabilità Limitata”) organized and existing under the laws of Italy, having its registered office located in Italy, registered in Italy as detailed in Schedule 7.1 (hereinafter referred to as “RAVO ITALY”),

(iii)
all the shares representing 100% of the issued share capital of RAVO KOMMUNALFAHRZFUGE GMBH, a limited liability company (“Gesellschaft mit beschränkter Haftung”) organized and existing under the laws of Germany, having its registered office in Germany, registered in Germany as detailed in Schedule 7.1 (hereinafter referred to as “RAVO GERMANY”),

WHEREAS RAVO owns:
(i)
all the shares representing 100% of the issued share capital of RIO B.V., a limited liability company (“Besloten Vennootschap”) organized and existing under the laws of the Netherlands, having its registered office located at Otterkoog 1, 1822 BW, the Netherlands, registered with the Chamber of Commerce under number 37041267 (hereinafter referred to as “RIO”) and

(ii)
all the shares representing 100% of the issued share capital of RAVO VOERTUIGEN B.V., a limited liability company (“Besloten Vennootschap”) organized and existing under the laws of the Netherlands, having its registered office located at Otterkoog 1, 1822 BW, in the Netherlands, registered with the Chamber of Commerce under number 37044900; (hereinafter referred to as “RV”).

RAVO, RAVO ITALY, RAVO GERMANY, RIO AND RV are hereinafter referred to collectively as the “Subsidiaries”.
WHEREAS Purchaser wishes to acquire, subject to certain terms and conditions, the business and operations of the Company and the Subsidiaries through the purchase of 100% of the Company’s Shares from Seller.
WHEREAS Seller and Parent shall be liable as joint and several debtors for any Claim of the Purchaser pursuant to this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein and upon the terms and subject to the conditions hereinafter set forth, and intending to be legally bound thereby, the Parties do agree as follows:

Definitions
In this Agreement, the following words and expression shall have the following meanings:

“Affiliate Company” or “Affiliate Companies”	shall mean a company’s shareholders, subsidiaries or companies controlled by the same corporate entities or natural persons as those who control the company

“Agreement”	shall mean this Agreement including its Schedules.

“Authority”	shall mean any federal, state, provincial, regional, international, local or foreign administrative or governmental or regulatory authority, body, court, bureau or agency.

“Business Day”	shall mean a day on which banks are open for business in France and the Netherlands, i.e. excluding Saturdays, Sundays and public holidays.

“Claim” “Closing Date”	shall mean any claim made by the Purchaser under Section 10 of this Agreement. shall mean the date of the Deed of Transfer as defined in section 3.1 in the Agreement.

“Company”	shall mean Ravo Holding B.V. as defined in Section 2.

“Consolidated Accounts”	shall mean the audited consolidated accounts of the Company and its Subsidiaries, prepared in accordance with Dutch GAAP.

“Consolidated Accounts 2008”	shall mean the Consolidated Accounts of the Company and its Subsidiaries for the financial year ended 31 December 2008 (Schedule 7.5).

“Contract”
shall mean any agreement, arrangement, bond, commitment, contract, subcontract, subconsultant agreement, instrument, purchase order, lease, license, mortgage, note, option, subscription, undertaking, warrant or understanding of any nature whatsoever, whether written or evidenced by invoices or order slips.

Escrow Agreement”
shall mean the agreement entered into between the Seller, the Purchaser and the Escrow Agent, as referred to in Section 3.2.2. of this Agreement (the agreed form of ) which is attached hereto as Schedule 3.2.2.

“Interim Consolidated Accounts”	shall mean the unaudited consolidated balance sheet and profit and loss statement of the Company and the Subsidiaries according to Dutch GAAP as at 27 June 2009 (Schedule 7.5).

“Liability”
shall mean any debt, obligation, commitment, responsibility or liability, including any reduction of the Agreed tax losses carried forward of the Company and its Subsidiaries as represented by the Seller and Parent, whether accrued, fixed, known or unknown, contingent, absolute or otherwise, primary or secondary, secured or unsecured, determined or undetermined. For the avoidance of doubt, the reduction of the Agreed tax losses carried forward of the Company and its Subsidiaries shall not be regarded as a Liability to the extent the Purchaser takes a voluntary action to reduce said Agreed carried forward losses. However, the reduction of the Agreed tax losses carried forward of the Company and its Subsidiaries shall be regarded as a Liability to the extent this reduction is triggered by the effect of a tax reassessment of the Company or of the Subsidiaries.

“Lien”
shall mean any mortgage, material title defect or objection, lien, pledge, security interest, material claim, material covenant, material condition, , material restriction, material option, right of first refusal, encumbrance, charge or other third party right of any kind.

“Loss” or “Losses”	shall mean have the meaning provided in Section 10.

“Notary”	shall mean Mr. Jacques Verasdonck, civil law notary of Heussen B.V. or his deputy (plaatsvervanger) or any other civil law notary of Heussen B.V.

“Operative Documents”	shall mean the documents to be entered into on Closing Date.

“Person”	shall mean an individual, a company, a firm, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association and other organization.

In this Agreement:
-
references to Section, Subsection and appendices are to Sections, Subsections of and the appendices to this Agreement, references to paragraphs of the appendix in which the references appears, and references to this Agreement include the appendices;

-	words importing gender include any other gender;

-	references to persons include natural persons, bodies corporate, firms and unincorporated associations;

-	references to persons include those person’s legal personal representatives and successors;

-	the singular includes the plural and vice versa;

-	Section, Subsection and appendix headings are included for the convenience of the Parties only and do not affect the interpretation thereof;

-
references to all or any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it;

-
when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is a Saturday, Sunday or any other day on which commercial banks in the Netherlands are closed for business, the period shall end on the immediately following day which is not a Saturday, Sunday or a day on which commercial banks in the Netherlands and France are closed for business.

3.	Sale of and purchase of the Shares

3.1.	Transfer of the Shares

Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Shares.

The Shares shall be transferred by the Seller by means of the execution of the deed of transfer by the Notary (the “Deed of Transfer”) on the Closing Date with full title guarantee, free from any Liens and together with all rights attached to them. The Purchaser will consequently be entitled to all and any dividends and reserves declared or payable in respect of the Shares as of said date, whether in respect of the financial year in progress or previous financial years.

3.2.	Purchase Price

3.2.1	The purchase price for the Shares (the “Share Purchase Price”) shall be an amount of eight million five hundred thousand euros (€8,500,000).

3.2.2	The Share Purchase Price shall be paid as follows:

(a)	prior to or on the Closing Date, the Purchaser has transferred or shall transfer an amount of eight million five hundred thousand euros (€8,500,000) to the third party trust account of the Notary.

(b)	on the Closing Date and upon execution of the deed of Transfer, payment of the Purchase Price shall be done as per Section 6.3.

(c)	after the execution of the Deed of Transfer, the Notary shall release €8,000,000 to the bank account of the Seller according to Section 6.3.

(d)
The remaining part of the Share Purchase Price in the amount of five hundred thousand euros (€500,000) shall be held in escrow by the Notary on the third party trust account of the Notary (the “Escrow Account), all in conformity with the Escrow Agreement.

3.2.3
The amount paid into the Escrow Account including all interest accrued thereon (the “Escrow Amount”) shall secure any Claims of Purchaser against Seller and Parent under the warranties and indemnities pursuant to this Agreement. Payments out of the Escrow Account are to be effected by the Notary only on the basis of the joint written instructions of the Parties and according to the following principles:

(i)
Any amounts on the Escrow Account (including interest accrued thereon) shall be released to the Seller by the Notary to the extent that they are not required to cover any unsettled Claims of Purchaser against Seller.

(ii)
To the extent that Purchaser has raised Claims hereunder in time, such Claims shall first be settled from the Escrow Account, without, however, being limited to any amounts thereon. The costs of the Security Account shall be borne by the Seller

(iii)
The Security Account shall be effective for a period of maximum two (2) years as from Closing Date Should the Purchaser still have a valid claim under Section 10 of the Share Purchase Agreement after this date, the corresponding amount shall be retained in escrow until such Claim is fully settled.

3.2.4	Any amounts owed hereunder which are not paid when due shall bear interest as from the relevant due date for payment until the day of actual payment at an annualized rate of eight percent (8%)

4.	Tax compensation

In addition, a tax compensation shall be paid by the Company to Seller (the “Tax compensation”) in the event that certain conditions which are further described below are met.

The ruling (appended in Schedule 4) of the Dutch Tax Authority mentions that:

- tax carried forward losses of the Company and of its Subsidiaries for all financial years ended prior to or on 31 December 2006 amount to €3,958,401,

- tax carried forward losses of the Company and of its Subsidiaries for financial year ended on 31 December 2007 amount to €803,256,

ie a total amount of €4,761,657 for the tax carried forward losses until 31 December 2007 Parent and Seller have agreed to transfer to Purchaser.

Parent, Seller and Purchaser have agreed on the following amount of tax carried forward losses (ie 95% of €4,623,529 (1,179,000/0.255) = €4,392,353) (i.e. the “Agreed tax carried forward losses”).

The Parties agree that, only after the Company has been able to use the tax carried forward losses amount of €4,392,353, the Seller shall be entitled, during the period running from the Closing Date through the end of the period during which the tax carried forward losses may be used to a Tax compensation corresponding to fifty percent (50%) of the tax savings as specified in the Company tax filing return incurred by the Company and generated by using the available tax carried forward losses relating to the period up to the Closing Date and which amount exceeds €4.392.353 being mentioned Company shall use the oldest tax carried forward losses first.

Purchaser and/or Company shall provide Seller at the end of each financial year, within forty five (45) days from the filing of the Company’s tax return, a statement by the Company’s auditor stating the amount of the tax carried forward losses used for the year as well the corresponding tax rate amount. Seller may, at its own discretion, require its external auditor at its own costs to review the filing of the tax returns.

The Tax compensation shall be paid by the Company to the Seller within forty five (45) days after the Company has filed the tax return.

Such payment shall be offset against any payment due by Parent or Seller to the Purchaser or Company or any payment due by the Purchaser to the Parent or Seller according to this agreement.

If any of the concerned tax carried forward losses are being disallowed by the Dutch Tax authorities (respectively the “Disallowed NOL’s”), the Seller or Parent shall repay the instalment of the Tax compensation received in connection with this/these Disallowed NOL’s, in cash no later than the day of payment by the Company to the Dutch tax authorities or no later than the day on which the Company has used its tax carried forward losses to reduce its tax liability, assuming the Company duly transfer the notification to the Seller.

In addition and more specifically with respect to the tax carried forward losses for FY 08 and for FY 09 until Closing Date, the Tax compensation shall be paid only after a ruling has been made by the Dutch Tax Authority as to the validity and amount of such tax losses.

5.	Back-office support by Seller and Parent

Parent and Seller shall continue to provide the Company and the Subsidiaries with their back-office services (email services) up to 31 December 2009 at no charge provided that the Purchaser and the Company shall reimburse the Seller and the Parent for any actual out of pocket costs incurred solely as a result of providing such services.

Parent and Seller shall do their best efforts to assist the Purchaser and the Company as from Closing Date with transitional services that would be required to assist the Company and the Purchaser to take over the IT system.

6.	Closing Deliveries — Deed of Transfer — Payment

6.1.	Closing deliveries

On Closing Date:
-
Seller delivers to Purchaser copies of the resolutions of the general meeting of shareholders and the management board of Seller and the Company regarding the approval of Seller and the Company of the transfer of Shares by Seller pursuant to this Agreement and powers of attorney to the signatories thereof;

-
Seller delivers to Purchaser copies of the general meeting of shareholders of E-One Europe B.V. and International Environment Equipment Services B.V. regarding the dismissal and discharge of liabilities of the Company as managing director of E-One Europe B.V. and International Environment Equipment Services B.V.

-
Copy of the resolutions of the Board of Directors of FSE and/or the Company adopting a resolution indicating the approval for the transfer of the Shares by the Seller in compliance with the articles of association of FSE and/or the Company,

-	Seller delivers to the Purchaser copies of the letters notifying the transaction to the Dutch SER-Merger Committee;

-
Seller delivers to Purchaser copies of the documents attesting that the prior information and consultation procedure of the works council of the Company and, if applicable, of Seller and the Subsidiaries has been duly carried out and copy of related opinion issued by the concerned works council in accordance with applicable law;

-	Seller delivers to Purchaser a copy of the offsetting of the debt held on the company and amounting to ten million seven hundred and four thousand euros (€10,704,000) through a capital contribution,

-	each Party delivers duly executed powers of attorney granted to the Notary by Seller, Purchaser and the Company for the execution of the Deed of Transfer.

-	each Party delivers its counter copy of the duly executed Escrow Agreement.
6.2.	Closing actions

On Closing Date the Parties shall ensure the performance of the following actions:
-
Seller shall procure that the Company acknowledges the transfer of the Shares by co-signing the Deed of Transfer. The transfer of the Shares and the acknowledgement of the transfer shall take place by execution of the Deed of Transfer by the Parties and the Notary. Purchaser shall procure that the Company shall amend the shareholders’ register forthwith after the execution of the Deed of Transfer.

6.3.	Payment

Until the execution of the Deed of Transfer, the Notary shall hold the Share Purchase Price in the name of Purchaser. Upon the execution of the Deed of Transfer, the Notary shall hold the Escrow Amount, subject to the Escrow Agreement, in the name of Seller and Purchaser jointly and shall hold the remainder of the Share Purchase Price in the name of Seller and Seller and Purchaser hereby instruct the Notary to release the remainder of the Share Purchase Price to the bank account of Seller (for that purpose to be designated by Seller ultimately one Business Day prior to the Closing Date) after execution of the Deed of Transfer. The execution of the Deed of Transfer shall be deemed to be Seller’s confirmation of receipt of the Share Purchase Price and Purchaser’s full and final discharge (finale kwijting) in relation thereto.

7.	Representations and warranties of Seller and Parent

Seller and Parent jointly and severally represent and warrant to the Purchaser that each of the Representations and Warranties set out in Section 7 of this Agreement are true and accurate at the Closing Date, save to the extent that any disclosures have been made in this Agreement with respect to a specific and duly identified representation

All representations and warranties in this Section shall be deemed to have been relied upon by Purchaser.

Seller and Parent warrant that none of the representations, warranties or statements contained in this Agreement is untrue or omits to state any fact necessary in order to make any of such representations, warranties or statements not misleading.

Where any representation or warranty of Parent or Seller contained in this Agreement is expressly qualified by reference to knowledge, Parent and Seller confirm that they have made such due and diligent inquiry as to the matters that are the subject of the representations and warranties mentioned in this Section that are reasonable under the circumstances.

There shall be no breach of any of the Representations and Warranties if there would have been no breach but for (i) any change in applicable legislation coming into effect after Closing Date, whether or not such change purports to have retroactive effect, or (ii) a new interpretation of existing law by a court of law or Authority in a judgment or decision published after Closing Date of this Agreement.

7.1	Share capital of the Company and the Subsidiaries

The share capital of the Company consists on Closing Date of 612 shares with a NLG 500 par value per share.

On Closing Date , the owners of the Shares are listed in Schedule 7.1.

The share capital of each of the Subsidiaries is detailed in Schedule 7.1.

Schedule 7.1 identifies, as of Closing Date, (i) the jurisdiction and date of incorporation of the Company and of the Subsidiaries, and (ii) the names of the Company’s and the Subsidiaries’ directors.

The Company does not have any subsidiaries other than the Subsidiaries and does not hold any minority interest in any other entity, except as listed in Schedule 7.1.

All the Shares and all the Subsidiaries’ shares have been duly and validly authorized and issued, are fully paid and all the Shares and all the Subsidiaries’ shares reflected in Schedule 7.1 are free and clear of all Liens. Seller has good and marketable title to all the Shares.

The persons designed in Schedule 7.1 as having proxies from the current manager of the Company to represent the Company are only employees of the Company.

There is no Contract or right of any nature whatsoever with respect to the issuance, sale, delivery or transfer of the share capital of the Company or any of the Subsidiaries including any right of conversion or exchange under any security or other instrument.

Neither the Company nor any of the Subsidiaries has issued or agreed to issue any share and in particular: (i) share of capital, stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) interest in the ownership or earnings of the Company or any of the Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

7.2	Power and authority; Effect of Agreement

7.2.1
Seller and Parent have all requisite power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller and the Parent of their obligations under this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized, and no other corporate action or proceeding on the part of Seller or Parent (or their shareholders, if applicable) is necessary to authorize this Agreement or the consummation of any of the transactions contemplated hereby.

7.2.2	The sale of the Shares shall not be deferred or prohibited by any resolution, judgment, verdict, ruling, letter or comment issued by an administrative or legal authority in any related jurisdiction.

7.2.3	The works council has been informed and consulted by the Company and its Subsidiaries, when required, in accordance with applicable law.

7.2.4
No bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Seller or the Parent, nor have any legal proceedings or other enforcement measures of such type been initiated or applied for with respect to any property or other assets of the Seller or of the Parent. To the best knowledge of Seller and the Parent, there exist at Closing date no circumstances which would justify the opening of such proceedings or the challenge of this Agreement within a three month period as from Closing Date. The Seller or the Parent is not insolvent or imminently insolvent. No debt settlement arrangement with respect to the Company and any of its Subsidiaries or other compromise or arrangement between the Company and any of its Subsidiaries and any of their creditors has been proposed or approved.

7.2.5
The execution, delivery and performance by Seller and Parent of this Agreement and the consummation by Seller of the transactions contemplated herein do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any law, rule or regulation to which Seller, Parent or the Company or any of their respective assets or properties is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to Seller, Parent, the Company or the Subsidiaries or any of their respective assets or properties, (iii) conflict with, or result in a breach of any term or condition of the articles of association of the Company or of any of the Subsidiaries, or (iv) with the exception of the change of control provisions included in the Contracts with Amsterdam and Circulus (Apeldoorn), conflict with, or result in a material breach of or default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiary or any of its/their assets or properties may be bound.

Seller and Parent shall use until and after Closing Date their best efforts to assist Purchaser and the Company to obtain any consents and waivers necessary for the Company and the Subsidiaries to continue any of the Contracts listed in article 7.2.5 under their existing terms and conditions, without any payment, penalty or event of acceleration. To Parent or Seller’s best knowledge, there is no specific reason the Company does not obtain said consents.

7.2.6
Seller, Parent and the Company have all requisite power and authority to execute, deliver and perform the Operative Documents to which they are a party and to consummate the transaction contemplated thereby. The execution, delivery and performance by Seller, Parent and the Company of their obligations under such Operative Documents and the consummation by them of the transactions contemplated thereby has been duly authorized by each of Seller, Parent and the Company, and no other corporate action or proceeding on the part of the Company, Seller or Parent (or if applicable their shareholders) is necessary to authorize such Operative Documents or the consummation of any of the transactions contemplated thereby. Each of such Operative Documents constitutes valid and binding obligations of Seller, Parent and the Company, enforceable against them in accordance with their terms.

7.2.7
The execution, delivery and performance by Seller and Parent of each of the Operative Documents to which they are a party and the consummation by Seller and Parent of such will not, with or without the giving of notice or the lapse of time, or both, (i) violate any law, rule or regulation to which Seller, Parent or the Company or any of their respective assets or properties is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to Seller, Parent or the Company or any of their respective assets or properties, (iii) conflict with, or result in a breach of any term or condition of the articles of association of the Company and/or the Subsidiaries or (iv) with the exception of the change of control provisions included in the Contracts with Amsterdam and Circulus (Apeldoorn), conflict with, or result in a material breach of or default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their assets or properties may be bound.

7.3	Investments

The Company and the Subsidiaries will not have any direct or indirect stake in the share capital of any Dutch or foreign legal entity with the exception of the Subsidiaries themselves, or any rights to have such a stake. As at Closing Date, the Company and the Subsidiaries are not part of a partnership or of any association or organization together with third parties, for which they could be held liable to pay for their debts or they may have to contribute to their capital or equity. As at Closing Date, the Company and the Subsidiaries will not have the obligation to acquire by any means, an equity interest or investment in the equity capital of any corporation, partnership, joint venture or other Person pursuant to any agreement.

The Company and the Subsidiaries do not and have not been appointed to carry out the duties of a corporate officer in any third party company.
7.4	Organization; Assets

7.4.1
The Company and the Subsidiaries are private limited companies duly organized, validly existing and in good standing under their applicable laws, and the Company as well as the Subsidiaries have all requisite corporate or other power and authority to own, lease and operate their assets and properties and to carry on their business as and where such business is now being conducted. Their corporate purposes are in accordance with their day to day business. The legal records of the Company and of the Subsidiaries are up to date and in compliance with applicable law.

7.4.2
The assets and properties currently owned by or leased to the Company or by the Subsidiaries include all of the assets and properties used or held for use in connection with, or that relate to or are necessary for the Company or for the Subsidiaries to conduct their business and operations in all material respects as presently conducted by the Company and by the Subsidiaries. The assets which serve the business are in all material respects in good working order, condition and repair and are suitable for the conduct of the business and operations of the Company and of the Subsidiaries as presently conducted. Unless otherwise specified in Schedule 7.4.2, the business of the Company and of the Subsidiaries does not depend on the use of material assets owned by, or material facilities and material services provided by Seller or Affiliate Companies of Seller.

7.5	Financial information

7.5.1	Schedule 7.5 contains true and complete copies of the Consolidated Accounts 2008, and the Consolidated Interim Accounts.

7.5.2
The Consolidated Accounts (including the Consolidated Accounts 2008) of the Company and of the Subsidiaries, as well as the Consolidated Interim Accounts (i) have been prepared according to Dutch generally accepted accounting principles consistently applied in all material respects (“Dutch GAAP”) and (ii) present a true and fair view of the assets and liabilities, financial conditions and result of operations of the Company and its Subsidiaries, as for the times and for the period referenced therein.

7.5.3	The books and accounting records required by the regulations in force have been duly and regularly kept by the Company and the Subsidiaries.

7.5.4	Since December 31, 2005 there has been no change in the accounting principles and policies applied by the Company and the Subsidiaries and except if mentioned in the audited statement.

7.5.5	The Company and its Subsidiaries maintain separate books and records of the accounts.

7.6	Undisclosed Liabilities

The Company and the Subsidiaries have no Liabilities as of 31 December 2008, except Liabilities which are disclosed and/or included in the Consolidated Accounts 2008

The Company and the Subsidiaries have no Liabilities as of 27 June 2009, except Liabilities which are disclosed and/or included in the Interim Consolidated Accounts.

7.7	Accounts Receivable and Accounts Payable

7.7.1
All accounts receivable of the Company and of the Subsidiaries as at 27 June 2009 are reflected in the Interim Consolidated Accounts, in accordance with Dutch GAAP, have arisen in the ordinary course of business of the Company and of its Subsidiaries and are consistent with past practice.

7.7.2
All accounts payable of the Company and of the Subsidiaries as at 27 June 2009 are reflected in the Interim Consolidated Accounts, in accordance with Dutch GAAP, represent purchases or expenses actually made or incurred in the ordinary course of business of the Company and of its Subsidiaries and represent valid, legal and binding obligations of the Company and its Subsidiaries.

7.8	Title and Related Matters

Notwithstanding the Trademark Rights (as defined in Section 7.9 and as to which the representations in Section 7.9 shall apply) and Real Property (as defined in Section 7.18.1 and as to which the representations in Section 7.18 and related schedules apply), and excepting minor rights and retention of title arrangements arising by operation of law or provided within a contract, the Company and the Subsidiaries have good and marketable title, free and clear of all Liens, to all properties and assets reflected in the Consolidated Accounts 2008, and the Interim Consolidated Accounts or acquired after the date thereof by such Company or Subsidiary. There are no assets and properties necessary to conduct the business of the Company or of its Subsidiaries or of a material value other than those included in the above listed accounts.

7.9	Trademarks, etc.

7.9.1
There is no recorded patent or copyright registration owned by the Company and/or by the Subsidiaries and only two registered trademarks owned by the Companies specified in Schedule 7.9.1 (the “Trademark Rights”). “Ravo” is not a registered trademark owned by the Company and/or by the Subsidiaries in the Netherlands or in any other countries except for Kuwait and the People’s Republic of China. Parent or Seller or their Affiliates do not have any right whatsoever on “Ravo” name and to Parent’s or Seller’s best knowledge, no third party have such rights. Schedule 7.9.1 lists all unrecorded or unregistered trademark, patent or copyright used by the Company and/or by the Subsidiaries. Except as set forth in Schedule 7.9.1, (i) no other Person is licensed or authorized by the Company and/or by the Subsidiaries to use any of the Trademark Rights; (ii) the Company and/or the Subsidiaries do not use any of the Trademark Rights by consent of or license from any other rightful owner thereof, and the same are free and clear of all Liens, and the Company and the Subsidiaries have the exclusive right to use such registered marks on the goods or services for which they are currently used, or on the goods and services specified in the respective trademark registrations subject to any conditions or limitations therein; (iii) the conduct of the business of the Company as well as the one of the Subsidiaries as now being conducted does not conflict with any patents, trademarks, service marks, names, trade names or copyrights of others in any way which has an adverse effect on the business, assets, liabilities, operations, prospects or financial condition of the Company and/or of the Subsidiaries ; (iv) the Company and the Subsidiaries solely own good and valid title to the Trademark Rights, and to Seller’s and Parent’s knowledge, there is no fact which raises any issue as to the validity of the Trademark Rights; (v) all the fees due and necessary for the maintenance of these rights have been fully paid, all filings for retention periods have been made and all other material steps for the maintenance of these rights have been undertaken; and (vi) except as set forth in Schedule 7.9.1, there is no pending litigation or proceeding in or before any Authority, nor the Company or the Subsidiaries have received any written notice in which any of the Trademark Rights are being challenged or contested; (vii) except as set forth in Schedule 7.9.1, the Company and the Subsidiaries have not received any written notices, relating to infringement of the rights of others arising from the present use of the Trademark Rights., and to Seller’s and Parent’s best knowledge, the subject matter of the Trademark Rights do not thereby infringe; (viii) the Company and/or the Subsidiaries have not contracted to provide indemnification for infringement of the intellectual property rights of others, or to grant any license of the Trademark Rights to any other Person or receive a license to use any patent, trademark or copyright from a third party, except as set forth in Schedule 7.9.1, or to undertake or covenant not to sue any other Person with respect to the Trademark Rights; and (ix) the Company and/or the Subsidiaries have no obligation to compensate any Person for the development, use, sale or exploitation of any Trademark Right.

As at Closing Date and to the best knowledge of Seller no employee of the Company or of the Subsidiaries is, or is now expected to be, in default under any term of any employment Contract, agreement or arrangement relating to any Trademark Right or non-competition Contract relating to any Trademark Right or its development or exploitation.

7.9.2
Except as set forth in Schedule 7.9.1 regarding RAVO Spa., the Company and the Subsidiaries have not granted to any Person the right to use the name RAVO, any similar names, or any of the names or the letter combinations set forth in Schedule 7.9.1 as a trade name, trademark, corporate or firm name.

7.9.3	Software

The computer software used by the Company and/or by the Subsidiaries to run their business includes licensed software (“Licensed Software”) and owned software (“Owned Software”) (collectively the “Software”) as set forth in Schedule 7.9.3. The Software performs substantially as it is intended to and neither the Seller nor the Parent is aware of any material defects therein. The Company as well as the Subsidiaries have disclosed to Purchaser all available copies of user and technical documentation related to the Owned Software.

7.10	Litigation

Except as set forth in Schedule 7.10, there is no action, suit, arbitration or legal, administrative or other proceeding or investigation pending or, to Seller’s and Parent’s best knowledge, threatened, against the Company and the Subsidiaries. The Company and/or the Subsidiaries are not a party to or subject to the provisions of any judgement, order, injunction, decree or award of any Authority against or affecting the Company and/or the Subsidiaries. Except as set forth in Schedule 7.10, the Company and the Subsidiaries are presently not engaged in any legal action to recover moneys due to them or damages sustained by them. There is no action, suit, proceeding or investigation pending or, to Seller’s or Parent’s best knowledge, threatened, which would give any third party the right to enjoin or rescind or cause an alteration in the transactions contemplated hereby.

7.11	Compliance with Laws; Permits

Except as to environmental matters as to which the Seller’s and Parent’s representations and warranties in Section 7.15 shall apply:

7.11.1
The Company and the Subsidiaries are in compliance in all material respects with all applicable laws, regulations, ordinances, rules, orders, judgments and decrees of any Authority in connection with their assets, properties and business. The Company and the Subsidiaries have not received any notice of any failure to comply with, and to Seller’s and Parent’s best knowledge, there are no circumstances which indicate that the Company and/or Subsidiaries are in violation of, any such laws, regulations, ordinances, orders, judgments or decrees.

7.11.2
There is to the best knowledge of Seller and Parent no order, judgment or decree of any Authority, including without limitation any requirement in connection with the provision of any services of the Company, of the Subsidiaries or their properties and assets or the conduct of their business and there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or to Seller’s or Parent’s best knowledge, threatened against or relating to the Company, the Subsidiaries or their assets, properties or business.

7.11.3
All licenses, permits, applications, filings, registrations, rights, easements, permissions, authorizations and consents required by applicable law to own any of its assets, to occupy any real estate, to store or transport any inventory, to market and provide each and every one of its services or otherwise necessary to operate their business in each jurisdiction in which business is conducted have been obtained, are in force, and to Seller’s and Parent’s best knowledge are being complied with except where the failure to obtain, maintain or comply with such licenses, permits, applications, filings, registrations, rights, easements, permissions, authorizations and consents required by applicable law would not prevent or restrict the Company or the Subsidiaries from conducting their operations in a proper manner as at Closing Date.

7.12	Tax Matters

7.12.1
For the purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, municipal, local or foreign income, gross receipts, capital, paid-up capital, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of law and (ii) “Tax Returns” shall mean all returns, declarations, reports, information returns and statements required to be filed by the Company or by the Subsidiaries in connection with Taxes.

7.12.2	The Company and the Subsidiaries belong to a tax consolidation for both corporate income tax and VAT purposes.

7.12.3
The Company and the Subsidiaries will not bear any liabilities as a consequence of, in relation to their exit from the corporate tax consolidated group. Any Tax liabilities relating to periods before the break-up of the Tax consolidated group will be borne by the Seller and Parent. Seller and Parent shall have no right of recourse towards neither the Company and its Subsidiaries nor the Purchaser with this respect.

7.12.4	The Company is the head of a VAT unity. The VAT unity shall remain after Closing and the present agreement shall have no consequences on the VAT unity.

7.12.5
The Company and the Subsidiaries have accurately prepared and timely filed in the manner prescribed by applicable law all Tax Returns required by applicable law to be filed by them prior to or as of the Closing Date. Such Tax Returns are true, complete, accurate and correct and accurately reflect the liability for Taxes of the Company and each of the Subsidiaries and do not contain a disclosure statement required under applicable law. Neither the Company nor any of the Subsidiaries has filed, nor are the Company or the Subsidiaries required to have filed, a disclosure letter pursuant to applicable law. Each of the Company and the Subsidiaries is and has been in compliance with all applicable laws pertaining to Taxes, including all applicable laws relating to record retention.

7.12.6	Seller and Parent represent the amount of the Agreed tax carried forward losses.

7.12.7
All Taxes related to the Company and the Subsidiaries have been timely paid and all Taxes related to the Company and the Subsidiaries have been duly provided under Dutch or other tax law prior to or as of the Closing Date.

7.12.8
No written claim has been made by any taxing authority in any jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or the Subsidiaries is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company or any of the Subsidiaries.

7.12.9
Neither the Company nor any of the Subsidiaries is a party to any legal or administrative proceeding by any taxing authority, nor does the Company or any of the Subsidiaries have knowledge of any pending or threatened legal or administrative proceeding by any taxing authority.

7.12.10
All assessments made against the Company or any of the Subsidiaries as a result of any examinations by any taxing authority have been fully paid and, to the knowledge of the Company, no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.

7.12.11	There are no Liens for Taxes, other than Liens for current Taxes not yet due and payable, upon the assets of the Company or any of the Subsidiaries.

7.12.12	Neither the Company nor any of the Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

7.12.13	Neither the Company nor any of the Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

7.12.14
Neither the Company nor any of the Subsidiaries has any liability for Taxes of any Person other than the Company and the Subsidiaries under applicable law as transferee or successor, by Contract or otherwise.

7.12.15
Neither the Company nor any of the Subsidiaries has agreed to make, nor is it required to make, any adjustment under applicable law by reason of a change in accounting method or otherwise. Neither the Company nor any of the Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiaries from any taxable period ending on or before Closing Date to any taxable period ending after such date.

7.12.16	The transfer of the Shares to Purchaser shall not directly trigger any real estate taxes or transfer taxes for the Purchaser provided for by Dutch law.

7.13	Shareholders Agreements

Except for this Agreement or as set forth in Schedule 7.13, there are no Contracts among or between the shareholders of the Company or any of the Subsidiaries or any Affiliated

Companies thereof or between a shareholder of the Company or of the Subsidiaries or any Affiliated Companies thereof and the Company and/or any of the Subsidiaries with respect to the Shares, the Subsidiaries shares or the business or operations of the Company that will be binding on the Company or any Subsidiary following the Closing Date.

7.14	Consents

Except for the Contracts referred to in article 7.2.5, no consent, approval or authorization of, or exemption by, or filing or registration with, any Authority or any other Person (in particular with respect to (i) Contracts entered into by the Company and/or any of its Subsidiaries and (ii) any quotation, bid or proposal for a material amount submitted by the Company and/or any of its Subsidiaries) is required in connection with the execution, delivery and performance by Seller, Parent or the Company of the transactions contemplated by this Agreement.

7.15	Environmental Matters

Except as set forth in Schedule 7.15, (a) the operations of the Company and of the Subsidiaries comply in all material respects with all applicable environmental and health and safety statutes and regulations (“Environmental Law”); (b) none of the operations of the Company or of the Subsidiaries is subject to any pending or, to Parent and Seller’s best knowledge, threatened judicial or administrative proceeding alleging the violation of any Environmental Law; (c) to Seller’s and/or Parent’s best knowledge, there are no hazardous wastes or toxic substances in, on, over or under the Real Property; and (d) the Company as well as the Subsidiaries possess all material environmental permits and authorizations required by any Environmental Law to conduct the operations as presently conducted.

7.16	Material Contracts — Leases

7.16.1
Schedule 7.16.1 contains a list identifying the address of all real property leased by the Company and/or the Subsidiaries (the “Lease(s)”). Each of them enjoys peaceful and undisturbed possession under the Leases to which it is a party.

7.16.2
Schedule 7.16.2 contains a list of each material agreement, arrangement, commitment, Contract, lease, license or other Contract (including, without limitation, with any Authority or government-owned enterprise but excluding the agreements referred to in article 7.17. and 7.4.2 and related schedules) to which the Company and/or any of the Subsidiaries are a party or by which any of their respective properties or assets may be bound, other than a Lease (a “Material Contract”).

7.16.3
Each Material Contract, Lease, is valid and enforceable in accordance with its terms. Except with respect to the change of control provisions for the Contracts referred to in article 7.2.5 (iv), there is no material breach by the Company and/or the Subsidiaries and to the best knowledge of Seller and Parent, no material breach by any other contracting party.

7.16.4	Schedule 7.16.4 contains a list of each material quotation, bid or proposal submitted to third parties by the Company or any of its Subsidiaries that is outstanding as of the Closing Date.

7.17	Employees

7.17.1
Schedule 7.17.1 contains for the Company and each of the Subsidiaries an updated list of all employees; any third party not included in the list cannot validly claim to be an employee of the Company or of any of the Subsidiaries.

7.17.2
As at Closing Date, no employee has given or received written notice of termination of his/her employment or has entered into a termination agreement with the Company or any of the Subsidiaries or has received or made a written offer of such an agreement. No employee of the Company or of any of the Subsidiaries is entitled to any severance payments or termination rights solely on account of the consummation of the transactions set forth in this Agreement.

7.17.3
Schedule 7.17.3 contains for each business operation of the Company and of the Subsidiaries a list of all as of Closing Date applicable collective bargaining agreements and company bargaining agreements and all industry and company-level agreements applicable to the Company and/or the Subsidiaries.

7.17.4
Schedule 7.17.4 contains a correct and complete description of all specific promises and relevant to remuneration or termination of employment which are applicable to the Company and/or the Subsidiaries in addition to those that may be required by applicable law. As at Closing Date the Company or any of its Subsidiaries has not undertaken to make any severance or termination payments to any of its employees or officers.

7.17.5
There are no stock option plans, virtual stock and stock appreciation rights plans or other employee participation schemes in the Company and/or the Subsidiaries except for those listed in Schedule 7.17.5. The Company and/or the Subsidiaries will not incur any Liability whatsoever towards their current or former employees in connection with their rights resulting from the schemes listed in Schedule 7.17.5, as a result of the change of control of the Company (and indirectly, of the Subsidiaries) notwithstanding any of the provisions of plans listed in Schedule 7.17.5 and 7.17.4.

7.17.6
The Company’s and the Subsidiaries’ retirement pension schemes, mandatory profit sharing schemes, voluntary profit sharing schemes and savings plans, as well as the employees benefit plan are as set forth in Schedule 7.17.6 as well as the name of the entity managing these schemes on behalf of the Company and the Subsidiaries. To the best knowledge of the Seller and the Parent such plans are managed in compliance with the applicable laws and regulations. The transfer of the Shares to Purchaser will not modify the rights of these employees under one or more of the above-mentioned schemes and/or plans. Schedule 7.17.6 contains a complete and correct list of all plans, whether of collective or individual nature, including commitments based on works custom, regarding company pensions under which the Company and/or the Subsidiaries have any obligations vis-à-vis current and past employees, directors and dependants thereof to provide company pension benefits, whether directly or via an external funding vehicle (the “Pension Schemes”).

7.17.7	The Company and/or the Subsidiaries have not been subject to any strike during the last five (5) years.

7.17.8	There are no pending labour disputes with an amount in dispute exceeding two thousand euros (€2,000) against the Company and/or any of the Subsidiaries.

7.17.9
During the last three (3) years, neither the Company nor any of the Subsidiaries has received any notification informing it that a member of its staff had a work accident or became significantly ill or disabled as a result of the Company’s business, except for those listed in Schedule 7.17.9 and except if the above staff member is not either ill or disabled or injured as at Closing Date.

7.18	Real Property

7.18.1	As used herein, the term “Real Property” shall mean all of the following:
(i)
all land and easements owned, used, held for use, or occupied by the Company and/or by any of the Subsidiaries and all buildings, structures and other improvements thereof or thereon necessary to the business;

(ii)	all rights in and to the Real Property described in subparagraph (i) above; and

(iii)
all real estate leasehold interests owned by the Company and/or by any of the Subsidiaries as a tenant, necessary to the business, excluding leases from the Company or any of the Subsidiaries, and all other real property interests owned by the Company or any of the Subsidiaries.

7.18.2
The Company and the Subsidiaries have good and marketable title to the Real Property reflected in Schedule 7.18.2 as owned by them, free and clear of all easements, restrictions, covenants, conditions or other Liens of any character whatsoever except (i) conditions or restrictions which do not with respect to the parcel of Real Property so encumbered have a material effect on the actual or intended use of such property, (ii) public or private roadway rights-of-way or utility easements which do not underlie any buildings, (iii) real property leases to the Company or any of the Subsidiaries, (iv) taxes and assessments which are a lien but which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and disclosed in writing to Purchaser and (v) except as reflected in Schedule 7.18.2.

7.18.3
Except as to matters concerning Environmental Laws, (i) to Seller’s and Parent’s best knowledge the Real Property conforms in all material respects to any and all applicable laws, zoning and building ordinances, and (ii) the Company and the Subsidiaries have not received any notice of any material violation of any law, ordinance or regulation in connection with the operation or use of such Real Property.

7.19	Insurance

A list of particulars of the insurance policies related to the Company and its Subsidiaries currently in force as at Closing date is reflected in Schedule 7.19. In respect of all insurance policies related to the Company and its Subsidiaries, all premiums will have been paid until Closing. Neither the Parent, the Seller nor the Company has received any written notification from its insurance carriers purporting to cancel coverage under any such insurance policies. The Parent and/or Seller provided policies that shall not continue to cover the Company or the Subsidiaries from and after Closing.

7.20	Maintenance of Business

To Seller’s and Parent’s best knowledge, none of the material customers of the Company and/or of the Subsidiaries intends to cease doing business with the Company, the Subsidiaries or to reduce materially the amount of the business that it is presently doing with the Company and/or with the Subsidiaries.

7.21	Absence of Conflicts of Interest

7.21.1
Neither Seller or Parent nor to Parent or Seller’s best knowledge any director, officer, senior management personnel or salaried employee of the Company and/or of the Subsidiaries nor any Affiliate Companies of Parent has any material direct or indirect interest in any competitor, supplier or customer of the Company and/or of the Subsidiaries.

7.21.2
As at Closing Date, neither Parent, nor Seller, nor any Affiliate Companies shall have any interest in or contractual relationship with the Company or any of the Subsidiaries, except the commercial relationship with FS Vama and FS Dépôt.

7.22	Company and the Subsidiaries free of any inter-group debts or payables

The Company and the Subsidiaries are sold free of any inter-group debts or payables or similar commitments between the Company or the Subsidiaries and Parent or its Affiliate Companies, with the exception of any inter-group debts or payables or other commitments underlying commercial transactions entered into the normal course of business of the Company or the Subsidiaries and completed on an arm’s length basis.

7.23	Absence of Certain Changes or Events

7.23.1
Since the date of the Consolidated Accounts 2008 and until Closing Date, the Company and the Subsidiaries have maintained a working capital in a manner consistent with recent past practices and consistent accounting principles in all material respects have been used over time. In particular, the Company and the Subsidiaries have:

(i)	paid their accounts payable in accordance with legal and customary contractual payment terms and with past practice,

(ii)	collected their accounts receivable in accordance with legal and customary contractual payment terms and with past practice,

(iii)
not completed any payment whatsoever to the Seller, the Parent or any of their Affiliate Companies other than payment consistent with past practices, nor completed any payment that would not be justified in consideration for the services rendered, with the exception of the offsetting of intercompany obligations as listed in Schedule 7.23.1 (iii) and except with respect to a dividend payment amounting to € 117,033 made on 15 July 2009.

The Company and the Subsidiaries have:
(i)
not completed any payment whatsoever to the Seller, the Parent or any of their Affiliate Companies other than the Company and the Subsidiaries since 9 July 2009 except with respect to a dividend payment amounting to € 117,033.

(ii)	carried out their businesses on a stand alone basis since 27 June 2009.
7.23.2	Since the date of the Consolidated Accounts 2008, the Company and the Subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not been:
(i)
any purchase or other acquisition of any assets or securities from any other Person, or any acquisition, sale, lease, license or transfer of any material asset, property, security or right of the Company or any of the Subsidiaries other than in the ordinary course of business consistently with past practices;

(ii)
any new joint venture, partnership, variable interest entity, teaming agreement (exclusive of subcontractor or sub-consultant Contracts entered into in the ordinary course of business consistently with past practice), strategic alliance, exclusive dealing, non competition or similar Contracts or arrangements;

(iii)
any declaration or payment of any dividend or reserves of the Company or any of the Subsidiaries except with respect to the capital contribution provided for in the Agreement or except with respect to the offsetting of intercompany obligations as listed in Schedule 7.23.1 (iii) and except with respect to a dividend payment amounting to € 117,033.

(iv)
Except with respect to RAVO ITALY and RAVO GERMANY as well as with the RAVO Belgium branch, any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries, or other altering of the Company’s or of a Subsidiary’s corporate structure;

(v)
any creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the Consolidated Accounts 2008 or on the capital stock of the Company or any of the Subsidiaries;

(vi)
any issuances or sale by the Company or any of the Subsidiaries of any of their respective shares of capital stock, or securities exchangeable, convertible or exercisable therefore, or of any other of their respective securities, or any arrangement or Contract with respect to the issue and sale of capital stock or any other securities of the Company or any of the Subsidiaries, or make any other changes in the capital structure of the Company or any of the Subsidiaries;

(vii)
any material damage to or loss of any asset or property used in the business, whether or not covered by insurance, or any action or failure to take any action if such action or inaction would have materially affected the applicability of any insurance in effect that covers all or any of the assets of the Company or any of the Subsidiaries;

(viii)
any material transaction or commitment made, or any material Contract or agreement entered into, by the Company or any of the Subsidiaries relating to their respective assets or business (including the acquisition or disposition of any assets) or any loss or relinquishment by the Company or any of the Subsidiaries of any Material Contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with their respective customary practices;

(ix)	any commencement or notice of or, to Seller’s or Parent’s knowledge, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or any of the Subsidiaries;

(x)	any amendment or change to the articles of association or other organizational or governing documents of the Company or of any of the Subsidiaries;

(xi)
except if mentioned in the Consolidated Accounts any change by the Company and its Subsidiaries on a consolidated basis in their accounting principles, methods or practices or in the manner they keep their books and records or any change by the Company and its Subsidiaries on a consolidated basis of their current practices with regards to sales, receivables, payables, accrued expenses or accrued bonuses, except as required by Dutch GAAP, consistently applied for all relevant periods;

(xii)
any material change in the terms of any employee benefit plan or Pension Scheme or employee agreement or any increase in (or commitment, oral or written, to increase) compensation or benefits payable under any employee benefit plan or Pension Scheme (including the acceleration of the right to receive benefits or payment there under), or any increase in the rate of compensation of employees or directors, generally, except in the ordinary course, in accordance with past practice;

(xiii)	any adoption of a new employee benefit plan or Pension Scheme or any termination of any existing employee benefit plan or Pension Scheme;

(xiv)	any loan to, or guarantee or assumption of any loan or obligation on behalf of, any director, officer, Sellers or employee of the Company or any Subsidiary;

(xv)
any formal notification by the top ten customers of the Company as listed in Schedule 7.23.2 (xv) indicating any intention to stop, or materially decrease the rate of, buying goods or services from the Company or any of the Subsidiaries or to change its current business relationship with the Company or any of the Subsidiaries. For the avoidance of doubt, Fayat as one of the top ten customers cannot claim for damages against Seller in case Fayat indicated its intention to stop, or materially decrease the rate of, buying goods or services from the Company or any of the Subsidiaries or to change its current business relationship with the Company or any of the Subsidiaries

(xvi)
any election or changes in any election in respect of Taxes, any closing agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any extension or any waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(xvii)	any creation or provision of any guarantee, indemnity, counter-indemnity, letter of comfort or other similar agreement to secure an obligation of a third party;

(xviii)
any notification of any alleged non-compliance with the terms and conditions of any material Contract or any applicable law or regulation governing the performance, billing and cost practices of any material Contract;

(xix)	any notification by any governmental authority of any alleged Tax deficiency, claim or intention to initiate an audit or administrative review of any Tax Return;
8.	Representations and warranties of Purchaser

The Purchaser represents and warrants to each of the Seller and the Parent that the Representations and Warranties set out in this Section to the Seller and Parent are true and accurate as at Closing Date, save to the extent that any disclosures have been made in this Section with respect to a specific and duly identified representation.

All representations and warranties in this article shall be deemed to have been relied upon by the Seller and the Parent.

Purchaser warrants that none of the representations and warranties contained in this Section is untrue or omits to state any fact necessary in order to make any of such representations and warranties not misleading.

Where any representation or warranty of Purchaser contained in this Section is expressly qualified by reference to knowledge, information and belief, Purchaser confirms that it has made such due and diligent inquiry as to the matters that are the subject of the representations and warranties mentioned in this Section that are reasonable under the circumstances.

There shall be no breach of any of the Representations and Warranties mentioned in this Section if there would have been no breach but for (i) any change in applicable legislation coming into effect after Closing Date, whether or not such change purports to have retroactive effect, or (ii) a new interpretation of existing law by a court of law or Authority in a judgment or decision published after Closing Date of this Agreement.

8.1	Purchaser Knowledge

The Purchaser warrants to the Seller and the Parent that as at Closing Date it has no knowledge or reason to suspect that any representation or warranty provided by Seller or Parent is materially untrue or materially misleading in any material respect that would have adverse consequences for the Company and its Subsidiaries. Purchaser acknowledges and agrees that it will have no Claim for any breach of any representation or warranty to the extent that it has such knowledge or reason to suspect that any representation or warranty provided by Seller or Parent is materially untrue or materially misleading in any material respect that would have adverse consequences for the Company and its Subsidiaries For the avoidance of doubt, Purchaser may still have a Claim for a breach of representations and warranties it has no knowledge of at Closing Date but based on knowledge after Closing Date.

8.2	Status of Purchaser

The Purchaser has the right, power and authority to enter into this Agreement and each other Operative Document and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the other Operative Documents. The execution and delivery by the Purchaser of this Agreement and the other Operative Documents has been authorized by all necessary corporate action. The execution and performance of this Agreement and the other Operative Documents by the Purchaser does not violate, conflict with, constitute a default under or otherwise violate the terms of (i) any Contract, (ii) any judgment, decree, ruling or order of any Authority, (iii) any applicable law or (iv) the governing documents of Purchaser. No consent, approval order or authorization of any Person or Authority is required in connection with the execution or delivery of this Agreement or any Operative Document.

9.	Covenants of the Parties

9.1	Cooperation

Each of the Parties hereto will use its reasonable best efforts to cause the consummation of the transactions contemplated herein in accordance with the terms and conditions hereof and applicable law. Each of the Parties hereto will use its reasonable best efforts to obtain all governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and to cause the different closings to occur. Seller and Parent shall use their best efforts to obtain the consent or approval of third Persons to the transactions contemplated hereby.

9.2	Transfer by Seller and Parent of the tax carried forward losses.

Seller, Parent and Company shall take all necessary actions to ensure that all tax loss carry forwards that are attributable to the Company and its Subsidiaries in the period until Closing Date will remain available for the Company and its Subsidiaries going forward. This includes filing a joint request on behalf of the Seller and the Company and its Subsidiaries to be filed with the FY09 CIT return of Seller, preparation of supporting documentation for attributing the tax loss carry forwards to the Company and its Subsidiaries and cooperating in supplying the tax authorities with any relevant additional information.

9.3	Break-up of the Tax consolidation

The Parties agree that the Company and the Subsidiaries will leave the tax consolidation both for corporate and tax purposes on Closing Date.

Company with the Seller and Purchaser support will draft fiscal balance sheets for the Company and the Subsidiaries per the date on which they leave the tax consolidation. The draft fiscal balance sheets will be based on the currently applied valuation and depreciation methods. Company will submit the draft opening balances to Purchaser and Seller for approval prior to filing them with the tax authorities as part of the FY09 CIT return of Seller.

9.4	Capital contribution

The Seller shall have waived the debt, through capital contribution, held on the Company and amounting to ten million seven hundred and four thousand euros (€10,704,000), prior to Closing Date and in any case before the date on which the Tax unity for corporate income tax purposes to which the Company and the Subsidiaries belong breaks up. The Seller and Parent shall hold the Purchaser harmless from any Liability in connection with said operation notwithstanding anything contrary in this Agreement.

9.5	Further Assurances

Subject to the terms and conditions of this Agreement, Purchaser, Seller and Parent (a) will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and to ensure that Purchaser’s rights under this Agreement continue unimpeded, and (b) will take, or cause to be taken, no action inconsistent with the terms of this Agreement or inconsistent with Purchaser’s rights hereunder or thereunder. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, (a) Purchaser will cause its proper officers and directors to take all such necessary action, and (b) Seller and Parent will take or cause the proper officers and directors of the Company and of the Subsidiaries to take all such necessary actions.

9.6	Post-Closing Warranty and Products Liability

Purchaser shall held Seller harmless from Purchaser change of its warranty policy following the Closing to the extent it concerns product or services sold or performed before Closing and to the extent only with respect to the consequences resulting from the discrepancies between the methodology applied after Closing Date by the Purchaser and the methodology applied before Closing Date.

9.7	Post-Completion Service of Karel Goedkoop and Esther Brandsma

For a period not to exceed 90 days following Closing, subject to Purchaser written prior approval on precisely defined assignments, such approval not to be unreasonably withheld, Purchaser shall permit Karel Goedkoop to act as a non-employee director (or non-employee officer) and Esther Brandsma to act as a non-employee representative of such of Parent’s Netherlands-chartered subsidiaries other than the Company or the Subsidiaries as Parent shall request, during which such time Mr. Goedkoop and Mrs. Brandsma shall take all such actions in furtherance of such directorship or office as may be reasonably requested by Parent consistent with historical duties, including but not limited to banking transactions, it being understood and agreed that Parent and Seller shall fully and without limitation indemnify the Purchaser, the Company, Mr. Goedkoop and Mrs. Brandsma on account of any actions taken upon Parent’s instructions and furthermore that Parent and Seller shall reimburse each of the Purchaser, the Company, Mr. Goedkoop and Mrs. Brandsma for all out of pocket expenses incurred on account of any actions taken upon Parent’s instructions.

9.8	Acceptance of Mail

For a period not to exceed 90 days following Closing, Purchaser shall allow such of Parent’s Netherlands-chartered subsidiaries as Parent shall elect to continue to use the Company’s address as mail address for each of such subsidiaries and following the Closing, the Company shall promptly forward all such mail to the Seller at the address for notices provided in Section 14.7. Parent, Seller and their Netherlands chartered subsidiaries shall hold the Company and Purchaser harmless of any costs incurred in this respect and expressly discharge them from any liability that may arise in this respect.

9.9	ABN overdraft facility termination — release of Liens

On or before Closing Date, Parent and Seller commit (i) to terminate any overdraft facilities with ABN Amro Bank so that the Company and its Subsidiaries shall not have any Contract with said bank and commit (ii) to obtain the release of the corresponding Liens as soon as practically possible.

9.10	VAT unity

Seller and Parent shall hold harmless the Company and the Purchaser from any VAT liability in relation to other companies than the Company and the Subsidiaries and due after Closing Date. Seller and Parent shall file before or at Closing Date a request to break-up the VAT unity.

10.	Indemnification

10.1	Indemnification

Subject to the terms and conditions of this Section 10, Seller and Parent shall jointly and severally indemnify, defend and hold Purchaser or the Company or the Subsidiaries (at Purchaser’s discretion) harmless from and against any and all damages, deficiencies, Liabilities, losses, obligations, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever, including reasonable attorneys’ fees (individually a “Loss” or collectively “Losses”), directly suffered or incurred by Purchaser or the Company or any of the Subsidiaries by reason of or resulting from:

(i)	any actual breach, violation or inaccuracy of any representation or warranty of Seller or Parent contained in this Agreement;

(ii)
any actual breach or violation of any covenant or agreement of Seller and/or Parent contained in this Agreement, other than a breach or violation of the representations and warranties of Seller and Parent;

10.2	Conditions of Indemnification

10.2.1	Any claim made by Purchaser pursuant to Section 10.1 above or by a third party is referred to as a “Claim”.

10.2.2
The obligations of Seller and Parent (herein referred to as the “Indemnifying Party”) under Section 10.1 with respect to Claims made by third parties shall be subject to the following terms and conditions:

(i)
Purchaser (herein referred to as the “Indemnified Party”) will give the Indemnifying Party prompt notice of such Claim, and the Indemnifying Party will assume the defence thereof by representatives chosen by it.

(ii)
If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to assume the defence thereof, the Indemnified Party or any other member of its group shall (upon further notice to the Indemnifying Party) have the right to undertake the defence, compromise or settlement of such Claim on behalf of the Indemnifying Party.

(iii)
If (i) there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party or any other member of the Indemnified Party’s group other than as a result of money damages or other money payments, the Indemnified Party or such member of the Indemnified Party’s group shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party or such member of the Indemnified Party’s group, or both, a release from all Liability in respect of such Claim.

(iv)
Upon the determination of the liability under this Section 10.2, the Indemnifying Party shall pay, upon the Indemnified Party’s request, either to the Indemnified Party or to the Company or the Subsidiaries within ten (10) days after such determination, the amount of any Claim for indemnification made hereunder. Upon the payment in full of any Claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such Claim.

10.2.3	The obligations of the Indemnifying Party under Section 10.1 with respect to Claims other than Claims made by third parties shall be subject to the following terms and conditions:
(i)
Any Claim other than resulting from a Claim made by a third party shall be notified in writing by the Indemnified Party to the Indemnifying Party. The notification of the Claim shall specifically indicate the specific circumstances for which the breach of warranties is alleged and contain substantiating documents;

(ii)	The Indemnifying Party shall, within thirty (30) days of receipt of the Indemnified Party’s notice referred to in (i) above, inform the Indemnified Party of its position regarding the notified Claim.

(iii)
In the event that, within thirty (30) days of receipt of the Indemnified Party’s notice referred to in (i) above, the Indemnifying Party has notified its acceptance of the Claim or of the proposed settlement or has not informed the Indemnified Party of its position as provided in (ii) above, the Claim should be paid, upon the Indemnified Party’s request, either to the Indemnified Party or to the Company or the Subsidiaries within ten (10) days of such acceptance or deemed acceptance.

10.3	General Provisions and Limitations

10.3.1
In case of payment of a Claim due by Seller or Parent to Purchaser according to this agreement, Seller and Parent shall jointly and severally fully indemnify and hold harmless Purchaser with respect to any Loss suffered by Purchaser.

10.3.2
In case of payment of a Claim to the Company or the Subsidiaries due by Seller or Parent to Purchaser according to this agreement, Seller and Parent shall indemnify the Company or the Subsidiaries of an amount corresponding to the total amount of the Claim (including Taxes and any reasonable advisor costs).

10.3.3	Losses shall be reduced up to the amount of the provisions booked in the Consolidated Accounts 2008 or the Interim Consolidated Accounts as appropriate.

10.3.4
Specific written notice of any relevant Claim in accordance with section 10.2.2 and 10.2.3 of this Agreement, setting out the amount and details thereof (including the alleged bases of liability on which the Indemnified Party relies) shall be given by the Indemnified Party to the Indemnifying Party before the end of a two year period following Closing Date or the right to make it shall be forever forfeited, provided that Claims based on a breach of Seller’s and Parent’s representations set forth in Section 7.15 (Environmental Matters) shall be made before the end of the fifth (5th) year following the Closing Date and granted that the validity period shall not be shorter, in the case of tax, labour/social security issues, than the expiry date of the respectively applicable statutes of limitations for such matters (plus, should this be the case, a period of three (3) months for a claim made by the tax or labour/social authorities), and the Indemnifying Party shall cease to be under any liability to the Indemnified Party in respect of any relevant Claim under this Agreement not so notified to the Indemnifying Party.

10.3.5	The following rules shall apply to all Claims:
(i)	No amount is payable for damage to reputation, lost business opportunities, lost profits, mental or emotional distress.

(ii)
Any indemnification due by Seller or Parent under Section 10.1 shall be reduced by any amount actually received or recovered from a third party (including insurance companies) by the Company and/or the Subsidiaries and/or Purchaser in direct connection with the Losses for which such indemnification is due.

(iii)	Any cash advantages or tax benefits directly related to the concerned Claim shall be deducted from any amounts otherwise payable.

10.3.6
The maximum aggregate liability of the Indemnifying Party in respect of Claims pursuant to Section 10.1 above shall not exceed one million seven hundred thousand euros (€1,700,000), being provided however that said aggregate limitation shall not apply to any Claim in respect of:

(i)
a breach of Section 7.12.6 with regards to the amount of the Agreed tax carried forward losses as well as all Tax Liabilities existing or occurring at or prior to Closing Date, or relating to any period ending on or prior Closing Date,

(ii)
the amount of Losses attributable to a breach of Section 7.15 above, which shall be subject to a maximum liability of one million five hundred thousand euros (€ 1,500,000) but which shall not be aggregated with other Claims for purposes of such maximum.

(iii)
the representation made under Sections 7.22 and 7.23 above, it being specified that any Claim in respect of said representation shall be fully indemnifiable regardless of any documents disclosed or remitted to Purchaser prior to or on Closing Date subject to the schedules made under the representations under Sections 7.22 and 7.23 or regardless of any assumption accepted by the Purchaser for the determination of the Share Purchase Price.

10.3.7
Seller or Parent shall not be liable for breach of any of their obligations under this Agreement unless the indemnifiable Losses equal at least one hundred fifty thousand euros (€150,000) with a deductible amounting to one hundred thousand euros (€100,000). For the avoidance of doubt, the Parties agree that once the aforementioned threshold has been met, Seller’s and Parent’s obligation to indemnify Purchaser or the Company or the Subsidiaries shall extend to the entire amount of each Claim(s) as from one hundred thousand euro. The Parties further agree that no threshold whatsoever shall apply to any Claim subsequent to the moment on which the aforementioned threshold has been reached.

The above threshold shall not apply with respect to items mentioned in Section 10.3.6 (i), (ii) and items regarding labour/social authorities issues.

10.3.8	Seller and Parent agree to hold Purchaser harmless from all costs relating to employees who are on the Company’s payroll but whose services are used by E1 and VAMA.

Seller and Parent commit to remove or transfer Hans Kret and Conrad van Es from their office at the latest as at 31 December 2009.

From and after the Closing Date until December 31, 2009, unless terminated sooner at the election of the Seller or the affected employee, the Company shall continue to employ Hans Kret and Conrad van Es on the same terms as each is currently employed under, with the costs of such employment including any redundancies cost and reasonable advisors cost being reimbursed by Parent and/or its subsidiaries in the same manner as they are currently reimbursed, and shall follow all instructions of Parent and or the Seller following the Closing Date as it relates to the transfer of such employees to another employer(s) affiliated with Parent. Parent and Seller shall indemnify and hold both the Company and the Purchaser harmless from and against any Loss suffered on account thereof, as set forth in Section 10.1 above, and such indemnification shall not be subject to the limitations set forth in Sections 10.3.3, 10.3.5, 10.3.6 and 10.3.7 above.

10.3.9
Seller and Parent agree to hold Purchaser harmless from all costs relating to the liquidation of RAVO ITALY and RAVO GERMANY, within a maximum of twenty thousand euros (€20,000), being specified that Seller and Parent represent and warrant that this amount constitutes their best estimate of said liquidation costs, which should not exceed such amount and without limitation any liability that may be incurred by said companies within the context of or arising out of the liquidation.

10.3.10
Seller and Parent agree to hold Purchaser harmless from all costs pertaining to any direct work that should be done based on the findings of the environmental investigation currently conducted by Seller and only for an amount exceeding the costs identified in said report.

10.3.11
Notwithstanding anything contrary to this Agreement, Seller and Parent agree to hold Purchaser and Company harmless from all costs and expenses arising from the litigation with the Greek dealer mentioned in the schedules of this Agreement being mentioned that Seller and Parent will go on managing this litigation issue at their own costs.

11.	Non-Compete

11.1	Seller and Parent hereby undertake that each of them will not for a period of two (2) years from the Closing Date:
a.
without the prior written consent of the Purchaser, in any capacity or in any way whatsoever in Europe, either directly or indirectly be engaged in or concerned with, or approach any Person with a view to being engaged in or concerned with, the conduct of any business involving the development or production of or the trading in those products developed, produced or traded or under development by the Company as of the Closing Date including specifically air sweepers with a hopper of less than 6 cubic meters or the provision of services related thereto. For the avoidance of doubt, the “Pelican” sweeper or the provision of services related thereto are excluded from this article.

b.
persuade or cause, or attempt to persuade any employee or any distributor or commercial agent or customer of the Company or the Subsidiaries to terminate his relationship with the Company or the Subsidiaries, or employ or engage any such person within one (1) year of the effective termination of his relationship with the Company or the Subsidiaries, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent or customer and the Company or the Subsidiaries.

11.2
Notwithstanding anything to the contrary in Section 11.1, the Seller shall not be deemed to have violated the terms as a result of ownership by the Seller directly or indirectly of less than five (5)% (five per cent) of the outstanding shares of any publicly traded company with one or more classes of shares listed on a national securities exchange or publicly traded market, to the extent Seller does not enter into any kind of business agreement with said publicly traded company.

12.	Exclusive remedy

The Parties and the Company agree that following the Closing, they acknowledge and agree that the indemnification provisions in this Agreement shall be the exclusive remedy of such parties with respect to the transactions contemplated by this Agreement except for fraud or when required by Dutch law.

13.	Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidation thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as presently in force.

The appointing authority shall be the Secretary-General of the Permanent Court of Arbitration of the Hague. The number of arbitrators shall be three. The place of arbitration shall be Amsterdam (the Netherlands).

The language to be used in the arbitral proceedings shall be English.

14.	Ancillary provisions

14.1	No waiver

No delay or failure by either Party or the Company to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. No waiver by any Party of any breach by any other Party of any provision of this Agreement shall be deemed to be waiver of any subsequent breach of that or any other provision of this Agreement.

14.2	Assignment

Purchaser is not permitted to assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in any of its rights under this Agreement without the prior express agreement of Seller.

Purchaser may however transfer or assign this Agreement or any rights or obligations hereunder to any of its affiliated entities. In the event of any such transfer or assignment, the Purchaser hereby guarantees the performance of the obligation of the transferee or assignee under this Agreement.

Seller or Parent is not permitted to assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in any of its rights under this Agreement without the prior express agreement of Purchaser.

Seller or Parent may however transfer or assign this Agreement or any rights or obligations hereunder to any of its affiliates. In the event of any such transfer or assignment, Seller or Parent hereby guarantees the performance of the obligation of the transferee or assignee under this Agreement.

The rights and obligations of the Parties to this Agreement shall not be affected in any way by any amalgamation, merger, demerger, spin-off, or liquidation of Seller.

14.3	Severability

If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

14.4	Waiver of right to rescind

Parties hereto waive their right to rescind (ontbinden) or annul (vernietigen), or to demand dissolution or annulment (in rechte ontbinding of vernietiging vorderen) of, in full or in part, the Agreement after the Closing Date.

If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

14.5	Prevalence of Agreement

In the event of any conflict between the terms of this Agreement and those of the Company’s Articles of Association then the terms of this Agreement shall prevail.

14.6	Amendments and modifications

This Agreement shall not be amended, supplemented or modified except by written instrument signed by all the Parties hereto or their respective duly empowered representatives.

14.7	Confidentiality

Each Party shall keep confidential any information about the content of this Agreement.

14.8	Notices

Any notice required or permitted under the terms of this Agreement or required by statute, law or regulation shall (unless otherwise provided by this Agreement or the statute, law or regulation concerned) be in writing and shall be sufficiently given if delivered by hand or sent by [air/registered/first class pre-paid] mail or facsimile to the Parties as follows:

in the case of Seller or Parent to:
Elgin Sweeper Company
1300 W. Bartlett Road
Elgin, IL 60120
Attention: Charles F. Avery, Jr.
Fax: +01 (847) 741-5547
In addition, the fax number for Jennifer Sherman is +01 (866) 229-4459 with copy to
Federal Signal Corporation
1415 W. 22nd Street, Suite 1100

Oak Brook, IL 60523
USA
Facsimile: +01 (866) 229-4459
Attn: General Counsel : Jennifer Sherman
in the case of Purchaser to:
Mr Emmanuel Clerc or Mr Christian Barbelanne
173 rue du Palais, 33000 Bordeaux France
Fax : 00 33 (0) 5 56 5160 47
with copy to Landwell & Associés
61 rue de Villiers, 92200 Neuilly sur Seine
For the attention of Christophe Guénard
or to such other address or facsimile number as may from time to time be designated by any
Party for the purposes of this Section.
Any such notice shall be in the English language.
14.9	Governing law

This Agreement shall be governed by, interpreted and constructed in accordance with the laws of the Netherlands.

14.10	Entire Agreement/No Third Party Beneficiaries

This Agreement (including the Schedules herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements.

14.11	This Agreement may be signed in a number of counterparts, each of which shall be an original, but only all of which, when taken together, shall constitute one and the same document.
This Agreement is executed in English in Bordeaux, France.
On 16 July 2009
In two (2) originals, one for the Seller and Parent and one for Purchaser

FAYAT	FEDERAL SIGNAL B.V.
Represented by Mr Jean-Claude Fayat	Represented by Mr William H Osborne

FEDERAL SIGNAL CORPORATION
Represented by Mr William H Osborne